EXHIBIT 99.2
                                                                    ------------



                     NOTICE OF ADJUSTMENT OF CONVERSION RATE


         Reference is made to the Indenture, dated as of May 19, 2003 (the "Indenture"), by and among Triarc Companies, Inc. ("Triarc") and Wilmington Trust Company, as trustee, governing Triarc's 5% Convertible Notes due 2023 (the "Notes").

         On August 11, 2003, the Board of Directors of Triarc declared a dividend (the "Stock Dividend") on each outstanding share of its Class A Common Stock, par value $0.10 per share, of two shares of a new series of Class B Common Stock, Series 1, par value $0.10 per share (the "Class B Common Stock"). The Stock Dividend will be payable on September 4, 2003 to holders of record of Class A Common Stock outstanding at the close of business on August 21, 2003 (the "Record Date").

         Pursuant to Section 14.05(d) of the Indenture, the Stock Dividend will require either (i) an adjustment in the Conversion Rate or (ii) in lieu of such adjustment in the Conversion Rate, that Triarc reserve the number of shares of Class B Common Stock that the holders of Notes would have received if such holders had converted their Notes into Class A Common Stock immediately prior to the Record Date (the "Reservation Alternative").

         Pursuant to Sections 14.10 and 14.05(j) of the Indenture, notice is hereby given that Triarc has elected to effect the Reservation Alternative, so that any such holder converting Notes will receive upon such conversion, in addition to the shares of Class A Common Stock to which such holder is entitled, the number of shares of Class B Common Stock such holder would have received if such holder had converted its Notes immediately prior to the Record Date.

         Please see the attached press release of Triarc Companies, Inc., dated August 11, 2003, for additional information.



                                         TRIARC COMPANIES, INC.
Dated: August 11, 2003

                                         By: /s/ Stuart I. Rosen
                                             -----------------------------
                                             Stuart I. Rosen
                                             Senior Vice President and
                                             Secretary